Exhibit 99.1

News Release 2100 Highway 55 Medina, MN 55340-9770
Contact:	Richard Edwards Polaris Industries Inc. 763-542-0500
POLARIS REPORTS THIRD QUARTER 2008 RESULTS, SALES GREW SEVEN
PERCENT TO A RECORD $580.3 MILLION; EARNINGS FROM CONTINUING
OPERATIONS INCREASED TO A RECORD $1.13 PER DILUTED SHARE
Third Quarter 2008 Highlights:
•	Results exceeded the Company’s expectations driven by strong ATV sales primarily from growth in the RANGER™ side by side business, increased PG&A and International sales

•	Sales reached a record of $580.3 million in the third quarter driven by a five percent increase in ATV sales, a 20 percent increase in PG&A sales and a 31 percent increase in International sales

•	Earnings per diluted share from continuing operations increased six percent to $1.13, from $1.07 per diluted share last year

•	During the quarter the Company unveiled significant new model year 2009 product news with the introduction of two all new Sportsman ATVs, an all new design for RANGER™ utility side-by-side vehicles and expanded the RZR side-by-side recreational product line with the new RZR S

•	The availability of retail credit financing to Polaris consumers improved during third quarter 2008 as compared to third quarter 2007 levels with 41 percent of Polaris consumers in the United States financing purchases through the Company’s retail financing relationships with HSBC and GE and over 50 percent of consumer retail credit loan applications being approved by either HSBC or GE

•	Raising and narrowing full year 2008 earnings from continuing operations guidance to $3.47 to $3.50 per diluted share, a 12 to 13 percent increase over 2007 on expected full year 2008 sales growth of 10 to 11 percent
     MINNEAPOLIS (October 14, 2008) — Polaris Industries Inc. (NYSE: PII) today reported third quarter net income from continuing operations of $37.7 million, or $1.13 per diluted share, for the quarter ended September 30, 2008. By comparison, 2007 third quarter net income from continuing operations was $39.1 million, or $1.07 per diluted share. Sales for the third quarter 2008 totaled a record $580.3 million, an increase of seven percent from last year’s third quarter sales of $544.0 million. Reported net income for the 2008 third quarter, including discontinued operations was $37.7 million, or $1.13 per diluted share compared to net income of $38.8 million, or $1.06 per diluted share in the third quarter of 2007.
     Scott Wine, Polaris’ new Chief Executive Officer commented, “The strong performance of Polaris in a difficult economic environment is impressive. We have a unique combination of great products, a strong brand and leading edge technology for which I credit our employees and management team. Their passion and commitment to this company is a key reason I was excited to join Polaris, and it is also what gives me confidence in our ability to outperform our peers in various market conditions. Our strong financial performance during the third quarter underscores the validity of the strategy Tom Tiller and Bennett Morgan, and their teams developed and have executed to date. We are appropriately adjusting to the challenging powersports industry, but will continue to drive operational excellence and product innovation to ensure that we maintain industry leading performance.”
2008 Business Outlook
While Polaris is not immune from the deteriorating macroeconomic environment and is continuously monitoring consumer spending and industry trends to detect any significant changes, the Company has confidence in its ability to continue to deliver solid operating results in the 2008 fourth quarter. Based on the orders received from dealers for model year 2009 products and the continued strength in several markets including the side-by-side market segment, along with ongoing productivity and efficiency improvement efforts through operational excellence, the Company is narrowing and raising guidance for full year 2008 earnings. The Company now expects sales growth in the range of ten to eleven percent for the full year 2008 with earnings from continuing operations to be in the range of $3.47 to $3.50 per diluted share, compared to earnings from continuing operations of $3.10 per diluted share for the full year 2007. As a result, the Company expects fourth quarter 2008 sales growth to be in the range of flat to up two percent over the fourth quarter of 2007, with earnings from continuing operations in the range of $1.07 to $1.10 per diluted share for the fourth quarter of 2008 compared to earnings of $1.07 per diluted share in the fourth quarter 2007.
Retail credit financing availability for Polaris consumers
Polaris has relationships with HSBC Bank (“HSBC”) and GE Money Bank (“GE”) to provide retail revolving and installment financing credit, respectively, to United States consumers to purchase Polaris products. The availability of retail credit to Polaris consumers remains at acceptable levels as measured by approval and penetration rates. During the third quarter 2008, over 50 percent of consumer retail credit loan applications from Polaris customers were approved by either HSBC or GE, and 41 percent of Polaris retail customers in the United States financed their Polaris product purchases through HSBC or GE. Both the approval rate and penetration rate increased during the 2008 third quarter compared to the 2007 third quarter despite turbulent credit markets.

	Third Quarter ended			Nine Months ended
Product line Information	September 30,			September 30,
(in thousands)	2008	2007	Change	2008	2007	Change
All-terrain Vehicles	$371,194	$353,262	5%	$986,000	$857,806	15%
Snowmobiles	94,624	91,710	3%	110,065	99,042	11%
Victory Motorcycles	20,998	21,431	-2%	71,753	77,029	-7%
Parts, Garments & Accessories	93,465	77,576	20%	256,833	204,717	25%

Total Sales	$580,281	$543,979	7%	$1,424,651	$1,238,594	15%

     ATV (all-terrain vehicle) sales of $371.2 million in the 2008 third quarter increased five percent from the third quarter 2007. The Company’s side-by-side business remained strong during the quarter with the RANGER RZR™ side-by-side recreation vehicles continuing to sell well along with the RANGER Crew™ six passenger side-by-side utility vehicles. During the third quarter, the Company also began shipping the new redesigned RANGER™ for model year 2009, which have a number of new and popular features including improved handling and suspension, a new rider ergonomics package, power steering and a dramatic new design. In addition, the Company complimented its industry leading recreation RZR side-by-side with the new RZR S, which added higher horsepower performance, a wider stance and more suspension travel. Sales growth outside North America was also strong in the quarter for both the Company’s core ATV and side-by-side vehicles. The overall market for more traditional core ATVs sold in North America remained very weak during the third quarter 2008 resulting in fewer shipments of Polaris ATVs to North American dealers as they continued to reduce their core ATV inventory levels in a tough economic environment. Although the core ATV market continued weak, the Company remained aggressive in new product development with the introduction of an all new Sportsman XP, in both 550 and 850 engine displacement sizes. The Company’s Sportsman line of ATVs has been the industry’s recognized leader in its category for 13 years and the all new Sportsman XPs are expected to build on that tradition.
     Snowmobile sales increased three percent to $94.6 million for the 2008 third quarter compared to $91.7 million for the third quarter of 2007. The third quarter increase reflects a benefit of product mix as more higher priced snowmobiles were shipped during the 2008 third quarter compared to the 2007 third quarter.
     Sales of Victory motorcycles decreased two percent during the 2008 third quarter compared to the third quarter of 2007 as weakness in the North American motorcycle industry retail sales for heavyweight cruiser and touring motorcycles continued.
     Parts, Garments, and Accessories (“PG&A”) sales increased 20 percent during the third quarter 2008 when compared to last year’s third quarter. The third quarter increase reflects strong PG&A related sales growth from all product lines and geographic regions. During the quarter, the Company introduced over 260 new accessory items for 2009 model year ATV, side-by-side and Victory motorcycle wholegood products. In addition, 2008 third quarter PG&A sales benefited from shipments of pre-season, snowmobile-related PG&A to dealers in preparation for the upcoming snowmobile riding season.
     Gross profit, as a percentage of sales, was 22.5 percent for the 2008 third quarter, unchanged from the third quarter of 2007. Gross profit dollars increased six percent to $130.3 million for the 2008 third quarter compared to $122.5 million for the third quarter of 2007. The gross profit margin was impacted by several factors including a positive mix impact of increased sales of higher gross margin products, such as RANGER side-by-side vehicles and PG&A, and lower warranty costs during the third quarter of 2008, offset by significantly higher commodity and transportation costs and increased sales promotion costs incurred during the 2008 third quarter.
     Operating expenses for the third quarter 2008 increased eleven percent to $79.0 million or 13.6 percent of sales compared to $71.2 million or 13.1 percent of sales for the third quarter of 2007. Operating expenses in absolute dollars and as a percent of sales increased due to higher selling and marketing expenses primarily from higher advertising and introduction costs incurred around new products, increased research and development expenses related to the Company’s continued emphasis on innovative new product development, and higher general and administrative expenses related to higher performance based incentive compensation expenses due to the Company’s improved financial performance.
     Income from financial services decreased 51 percent to $4.5 million in the 2008 third quarter compared to $9.1 million in the 2007 third quarter. The decrease was due to the Company’s revolving retail credit provider, HSBC, eliminating the volume-based fee income payment to Polaris as of March 1, 2008.
     Interest expense decreased to $2.6 million for the 2008 third quarter compared to $3.7 million for the 2007 third quarter due to lower interest rates during the 2008 period.
     The Income tax provision for the third quarter 2008 was recorded at a rate of 29.3 percent of pretax income, compared to 30.8 percent in the third quarter 2007. The lower income tax rate in the third quarter 2008 is primarily due to favorable tax events in the third quarter 2008 including the favorable settlement of certain income tax examinations.
Discontinued Operations Results
     The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results have been reported separately as discontinued operations for all periods presented. In 2007 the Company substantially completed the exit of the marine products division and no additional material charges relating to this event were incurred for the first nine months of 2008. The Company does not expect any additional material charges in the future. The Company’s third quarter 2007 loss from discontinued operations was $0.3 million, net of tax, or $0.01 per diluted share. Reported net income for the third quarter 2008, including each of continuing and discontinued operations was $37.7 million, or $1.13 per diluted share compared to $38.8 million, or $1.06 per diluted share for the third quarter 2007.
Financial Position and Cash Flow
     Net cash provided by operating activities of continuing operations for the third quarter of 2008 totaled $110.5 million compared to $127.7 million in the third quarter of 2007. Year-to-date through September 30, 2008, net cash provided by operating activities of continuing operations decreased 11 percent and totaled $132.3 million compared to $149.4 million in the first nine months of 2007. The decrease in net cash provided by operating activities for the year to date 2008 period was primarily due to higher factory inventory, a result of the strong sales growth in PG&A and international operations, as well as the timing of estimated income tax payments compared to the same period in 2007. Borrowings under the Company’s $450.0 million credit agreement were $220.0 million at September 30, 2008 compared to $200.0 million at September 30, 2007, which increase is primarily due to the continued share repurchases in the first nine months of 2008. The Company’s debt-to-total capital ratio was 61 percent at September 30, 2008, compared to 52 percent at the same time last year. Cash and cash equivalents were $43.2 million at September 30, 2008 compared to $87.0 million a year ago.

Share Buyback Activity
     During the third quarter 2008, the Company repurchased and retired 0.4 million shares of its common stock bringing the total shares repurchased to 2.4 million shares for the nine months ended September 30, 2008 at a total cost of $102.9 million. Since inception of the share repurchase program in 1996, 33.5 million shares have been repurchased at an average price of $32.68 per share. As of September 30, 2008, the Company has authorization from its Board of Directors to repurchase up to an additional 4.0 million shares of Polaris stock. Polaris may repurchase the balance of the share authorization from time to time in open market or privately negotiated transactions in accordance with applicable federal securities laws.
Conference Call to be Held
     Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss Polaris’ third quarter 2008 earnings results released this morning. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada or 973-200-3967 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com (click on Our Company then Investor Relations). The conference call will be available through Tuesday, October 21, 2008 on Polaris’ website or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls. The conference I.D. is 42183560.
About Polaris
     With annual 2007 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets all-terrain vehicles, including the Polaris RANGER™ side-by-side vehicles (ATVs), snowmobiles and Victory motorcycles for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry, one of the largest manufacturers of all-terrain recreational, utility and side-by-side vehicles in the world, and rapidly making impressive in-roads into the motorcycle cruiser and touring marketplace under the Victory® brand. The Victory motorcycle division was established in 1998 representing the first all-new American-made motorcycle from a major company in nearly 60 years. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2008 sales, shipments, net income, earnings per share and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; uncertainty in the retail credit markets and relationships with HSBC and GE; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(Financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
Sales	$580,281	$543,979	$1,424,651	$1,238,594
Cost of Sales	449,956	421,432	1,098,188	964,531

Gross profit	130,325	122,547	326,463	274,063
Operating expenses
Selling and marketing	39,692	36,381	104,050	92,865
Research and development	19,638	18,500	59,131	54,758
General and administrative	19,674	16,274	52,705	48,820

Total operating expenses	79,004	71,155	215,886	196,443

Income from financial services	4,476	9,108	17,209	35,635

Operating Income	55,797	60,500	127,786	113,255

Non-operating Expense (Income):
Interest expense	2,617	3,677	7,824	12,201
Equity in (income) loss of manufacturing affiliates	107	(28)	74	(30)
Gain on sale of manufacturing affiliate shares	—	—	—	(6,222)
Other expense (income), net	(257)	352	(1,133)	(3,848)

Income before income taxes	53,330	56,499	121,021	111,154

Provision for Income Taxes	15,638	17,379	39,866	36,557

Net Income from continuing operations	$37,692	$39,120	$81,155	$74,597
Loss from discontinued operations, net of tax	—	(294)	—	(658)

Net Income	$37,692	$38,826	$81,155	$73,939

Basic Net Income per share
Continuing operations	$1.16	$1.10	$2.46	$2.10
Loss from discontinued operations	$—	$(0.01)	$—	$(0.02)

Net Income	$1.16	$1.09	$2.46	$2.08

Diluted Net Income per share
Continuing operations	$1.13	$1.07	$2.40	$2.04
Loss from discontinued operations	$—	$(0.01)	$—	$(0.02)

Net Income	$1.13	$1.06	$2.40	$2.02

Weighted average shares outstanding:
Basic	32,384	35,501	32,989	35,529

Diluted	33,275	36,572	33,865	36,626

The accompanying footnotes are an integral part of these consolidated statements.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS

Subject to Reclassification	September 30, 2008	September 30, 2007
(In Thousands)	(Unaudited)	(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$43,162	$86,967
Trade receivables, net	77,275	69,934
Inventories, net	268,319	257,776
Prepaid expenses and other	18,073	18,123
Deferred tax assets	70,457	65,940

Total current assets	477,286	498,740

Property and equipment, net	217,910	203,479
Investments in finance affiliate	45,532	45,173
Investments in manufacturing affiliates	28,244	28,981
Deferred tax assets	8,163	5,416
Goodwill, net	25,960	26,255
Intangible and other assets, net	—	66

Total Assets	$803,095	$808,110

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$151,505	$133,942
Accrued expenses:
Compensation	55,767	43,657
Warranties	27,654	31,823
Sales promotions and incentives	89,968	78,838
Dealer holdback	61,232	62,281
Other	39,135	44,539
Income taxes payable	12,117	20,393
Current liabilities of discontinued operations	2,242	4,284

Total current liabilities	439,620	419,757

Long term income taxes payable	4,581	5,095
Borrowings under credit agreement	220,000	200,000

Total liabilities	$664,201	$624,852

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 32,358 and 34,986 shares issued and outstanding	$324	$350
Additional paid-in capital	—	—
Retained earnings	117,281	164,008
Accumulated other comprehensive income, net	21,289	18,900

Total shareholders’ equity	$138,894	$183,258

Total Liabilities and Shareholders’ Equity	$803,095	$808,110

The accompanying footnotes are an integral part of these consolidated statements.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Subject to Reclassification	For Nine Months
(In Thousands)	Ended September 30,
(Unaudited)	2008	2007

Operating Activities:
Net income	$81,155	$73,939
Net loss from discontinued operations	—	658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,383	44,197
Noncash compensation	14,437	15,798
Noncash income from financial services	(3,346)	(3,844)
Noncash (income) loss from manufacturing affiliates	74	(30)
Deferred income taxes	(7,642)	(10,654)
Changes in current operating items:
Trade receivables	5,609	(6,118)
Inventories	(49,977)	(27,243)
Accounts payable	61,460	33,270
Accrued expenses	(17,337)	8,694
Income taxes payable	3,238	21,548
Prepaid expenses and others, net	(746)	(851)

Net cash provided by continuing operations	132,308	149,364
Net cash flow (used for) discontinued operations	(60)	(736)

Net cash provided by operating activities	132,248	148,628

Investing Activities:
Purchase of property and equipment	(58,892)	(44,660)
Investments in finance affiliate, net	11,615	14,300
Proceeds from sale of shares of manufacturing affiliate	—	77,086

Net cash provided by (used for) investing activities	(47,277)	46,726

Financing Activities:
Borrowings under credit agreement	584,000	294,000
Repayments under credit agreement	(564,000)	(344,000)
Repurchase and retirement of common shares	(102,871)	(51,547)
Cash dividends to shareholders	(37,449)	(35,989)
Tax effect of proceeds from stock based compensation exercises	2,883	1,334
Proceeds from stock issuances under employee plans	12,347	8,249

Net cash used for financing activities	(105,090)	(127,953)

Net increase (decrease) in cash and cash equivalents	(20,119)	67,401

Cash and cash equivalents at beginning of period	63,281	19,566

Cash and cash equivalents at end of period	$43,162	$86,967

The accompanying footnotes are an integral part of these consolidated statements.